SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.______)

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        [   ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec.
              240.14a-12

                                  Shoney's, Inc.
----------------------------------------------------------------------------
                 (Name of Registrant as Specified in its Charter)


----------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement, if
                             other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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                          [SHONEY'S, INC.(R) LOGO]
                             1727 Elm Hill Pike
                          Nashville, Tennessee 37210


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


              DATE:      Tuesday, March 28, 2000


              TIME:      9:00 a.m.


             PLACE:      First American Center
                         Fifth Floor Auditorium
                         300 Union Street
                         Nashville, Tennessee  37237


 ITEMS OF BUSINESS:      1)  to elect directors; and
                         2)  to conduct other business properly brought
                             before the meeting.


      WHO MAY VOTE:      You can vote if you were a shareholder of record on
                         January 27, 2000.


   DATE OF MAILING:      This Proxy Statement/Annual Report and the form of
                         proxy are first being mailed to shareholders on or about February 24, 2000.


                         By Order of the Board of Directors,

                         /s/ Richard D. Schafstall

                         Richard D. Schafstall
                         Senior Vice President,
                         General Counsel and Secretary

Nashville, Tennessee
February 24, 2000




A LETTER TO OUR SHAREHOLDERS

----------------------------------------------------------------------------



Dear Shareholder,
   Fiscal 1999 was a year of consolidation at       required to improve the operating
Shoney's, Inc.  Our primary focus continued         performance of the underperforming
to be the revitalization of Shoney's                restaurants to acceptable standards and the
Restaurants and the improvement of Captain          expected benefit from this improvement in
D's Seafood Restaurants.                            the near-term.

   The family dining segment, which                    This strategic move allows us to
Shoney's pioneered more than 50 years ago,          maximize our assets and concentrate our
continues to be squeezed on both ends by the        resources in our top performing stores and
fast food and casual dining segments.               provide an even greater focus on customer
Overall competition is fierce.  In order to         satisfaction.
survive, the remaining players will have to
carve out a unique niche.  We remain                   We have designated fiscal 2000 at
committed to the viability of positioning           Shoney's as the YEAR OF SERVICE.  This year
Shoney's Restaurants as YOUR NEIGHBORHOOD           long emphasis includes expanded training for
FAMILY RESTAURANT.                                  all positions and the installation of a new
                                                    satellite network system.  The satellite system
   During the last two years, our number            will strengthen and expand our training
one priority has been to upgrade our food           programs through new computer-based
quality.  Extensive research and development        systems that include both live interactive
in our test kitchen along with customer             distance learning and web-based training.
research culminated in the introduction of a
NEW MENU featuring several new entrees and             This technology, which is in the forefront
the return of a variety of signature items. The     of our industry, will allow us to train our
new menu features an assortment of                  employees quicker and more efficiently, with
Homestyle Blue Plate Specials, an expanded          the ultimate goal of better customer service
sandwich menu and the addition of the               and satisfaction.
popular hot vegetable bar, to our famous
Soup, Salad and Fruit Bar.  These enhanced             We have just completed the second year
food products made an important positive            of a three to five year turnaround for
impact on comparable store sales in the             Shoney's Restaurants.  While we are
fourth quarter.                                     encouraged by the progress we've made in
                                                    the areas of menu enhancement and food
   To strengthen Shoney's core operations           quality, we still have much to accomplish.
and drive shareholder value, we continued to        We will work vigorously to continue our
take a hard look at the operating                   progress and momentum.  We will continue
performance of our restaurants, and closed          to listen to our customers because the end
underperforming stores.  This performance           result of our efforts must be to deliver on our
evaluation looked at anticipated resources          promise of great tasting food at a reasonable



price, served by pleasant staff in a fun and        As we grow and improve our existing system
comfortable atmosphere.                             in 2000, we expect to remodel 54 units and
                                                    replace two to three units.
   CAPTAIN D'S had its second consecutive
record year in sales and profit in 1999.  The          Captain D's Restaurant operations were
growth in average unit sales increased from         enhanced by new technology in 1999
$780,000 in 1997 to $831,000 in 1998 and to         including the introduction of the Store Waste
$857,000 in 1999.  In 1999, we celebrated           Attack Tool, a system designed to reduce
our first $2 million store and expect another       food costs by controlling food waste in the
two or three stores to join what we now call        restaurants.  In 2000, we will test a new labor
our "Platinum Club" in 2000.  Additionally,         module and implement a customized
26.0% of Captain D's systemwide achieved            interactive training program. We also plan to
the $1 million sales mark in fiscal 1999, up        test a new computerized system for drive-
from 22.8% in fiscal 1998.                          thrus that will enhance speed and order
                                                    accuracy. We are particularly excited about
   Captain D's continued its focus on               the launch of D's TV, an in-store television
training.  During 1999, a comprehensive             system, which is designed to reinforce brand
nine-day training curriculum was developed.         messages, enhance existing point of sale and
All supervisory and support staff attended          feature messages aimed at our customers in
Captain D's University.  This year, the             the restaurants.
general managers as well as many of our
franchisees, will complete the curriculum.             In 2000, we will also test table service, an
                                                    expanded sandwich menu and a new dessert
   Franchising remains a strong focus for           line.  In addition, we will gradually convert
Captain D's.  In 1999, an agreement was             to new employee uniforms systemwide by
completed with the Army Air Force                   implementing our Calypso Casual themed
Exchange Service to franchise Captain D's           attire consisting of T-shirts, jeans and khaki
on military bases.  We expect this agreement        baseball caps.
will result in three to four new franchise units
this year, including our first overseas                In February, we announced the sale of
restaurant in Okinawa, Japan.                       Pargo's Restaurants to Slade's, Inc.  This sale
                                                    underscores our commitment to our core
   The development of Captain D's concept           businesses and gives us the opportunity to
niche in fast casual is also proceeding well.       more fully concentrate our resources on
In the summer of 1999, we unveiled our new          growing Captain D's and revitalizing
fast casual restaurant design which                 Shoney's.
encompasses new interior dining room decor,
a new kitchen configuration, comfortable               COMMISSARY OPERATIONS, INC. (COI),
tropical employee uniforms and select               the company's distribution and
exterior finishes.                                  manufacturing division, took several
                                                    important steps in fiscal 1999 to position
   Fast casual models opened to date include        itself to be an independent business unit.
two new units, three replacement stores and
four remodels.  Average volume for the new             COI expects to complete the installation
and replaced units of the new model stores is       of a new computer system in the spring.  The
well above the current average unit volume.         new system will increase efficiencies in



inventory control and distribution.  The new        Captain D's and Shoney's.  We have
software will provide additional functionality      launched a variety of tests at both concepts
in inventory management and pricing                 that open the door to increasing customer
flexibility that will allow COI to pursue           satisfaction and creating long-term value for
customers outside of the traditional customer       our shareholders.
base.
                                                    We are confident we have the strategies,
   2000 -  A Year of Opportunity                    resources and dedicated employees to
   -----------------------------                    continue our successful drive into the new
                                                    century.
   This new year brings many new
opportunities to build on our successes at


Sincerely,


/s/ Raymond D. Schoenbaum                           /s/ J. Michael Bodnar

Raymond D. Schoenbaum                               J. Michael Bodnar
Chairman of the Board                               President and Chief Executive Officer
Shoney's, Inc.                                      Shoney's, Inc.





                            TABLE OF CONTENTS

Voting Matters..........................................................1

Proposal: Election of Directors.........................................3

Shoney's Board of Directors and Committees..............................6

Executive Compensation..................................................9

Human Resources and Compensation Committee Report......................13

Shareholder Return Performance Graph...................................17

Stock Ownership of Management and Certain Beneficial Owners............18

Section 16(a) Beneficial Ownership Reporting Compliance................20

Certain Transactions...................................................20

Independent Auditors...................................................21

Proxy Solicitation.....................................................21

Shareholder Proposals for 2001 Annual Meeting..........................22

Other Business.........................................................22

Availability of Form 10-K..............................................22

Appendix - Annual Report to Shareholders - 1999.......................A-1







                                      i


VOTING MATTERS

----------------------------------------------------------------------------


WHAT AM I VOTING ON?

        You will be voting on the following:

        - to elect directors; and
        - any other matter properly brought before the annual meeting.


WHO IS ENTITLED TO VOTE?

        You may vote if you owned shares of our common stock as of the close of business on January 27, 2000. Each share of stock is entitled to one vote. As of January 27, 2000, there were 50,515,011 shares of Shoney's common stock outstanding.


HOW DO I VOTE?

        You may vote in person at the meeting or you may complete, sign and return the enclosed proxy card. Votes submitted by proxy will be voted by the individuals named on the proxy card in the manner you indicate. You may vote in favor of all nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees.


CAN I REVOKE MY PROXY?

        Yes.  To revoke a proxy given pursuant to this solicitation, you must:

        - sign another proxy with a later date and return it to us at or before the annual meeting;
        - provide us with a written notice of revocation dated later than the date of the proxy at or before the annual meeting; or
        - attend the annual meeting and vote in person. Note, however, that attendance at the annual meeting will not revoke a proxy if you do not vote at the annual meeting.


WHAT IF I RETURN MY PROXY CARD BUT DO NOT PROVIDE VOTING INSTRUCTIONS?

        Proxies that are signed and returned but do not contain instructions will be voted FOR the election of all nominees as directors.

HOW WILL ABSTENTIONS AND BROKER NON-VOTES BE TREATED?

        Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present, but will not be counted as votes either in favor of or against a particular proposal. If a broker or nominee holding shares in "street" name indicates on the proxy that it does not have discretionary authority to vote on a particular matter, those shares will not be voted with respect to that matter and will be disregarded for the purpose of determining the total number of votes cast with respect to a proposal.


HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

        A quorum of shareholders is necessary to hold a valid meeting. If the holders of at least a majority of our shares are present in person or by proxy, a quorum will exist.


HOW MANY VOTES ARE NEEDED TO ELECT DIRECTORS?

        Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote at the annual meeting. This means that the director nominee with the most affirmative votes for a particular slot is elected for that slot.


DO I HAVE THE RIGHT TO CUMULATE MY VOTES?

        No.  Cumulative voting is not allowed.

PROPOSAL:
ELECTION OF DIRECTORS

---------------------------------------------------------------------------


WHO ARE THE NOMINEES THIS YEAR?

        The nominees for the Board of Directors consist of all current directors. They include J. Michael Bodnar, Stephen E. Macadam, Jeffry
F. Schoenbaum, Raymond D. Schoenbaum, William A. Schwartz, Carroll D. Shanks, Felker W. Ward, Jr., William M. Wilson and James D. Yancey. Each nominee would hold office until the 2001 annual meeting of shareholders and until their successor is elected and qualified.


WHAT IS THE BACKGROUND OF THIS YEAR'S NOMINEES?

   - J. MICHAEL BODNAR                                   Age - 55
     President and Chief Executive Officer               Director since 1997
     Shoney's, Inc.

        Mr. Bodnar was named President and Chief Executive Officer of the Company in November 1997. See "Certain Transactions." Mr. Bodnar has served as President of Bodnar Investment Group, Inc., a real estate investment company focusing primarily on the restaurant industry, since 1984. From January 1986 through May 1996, Mr. Bodnar served as President of Triangle Management Group, Inc., a restaurant management company. See "Executive Compensation" for a discussion of the material terms of Mr. Bodnar's employment agreement.


   - STEPHEN E. MACADAM                                  Age - 39
     Senior Vice President-Containerboard & Packaging    Director since 1999
     Georgia-Pacific Corporation

        Mr. Macadam has served as Senior Vice President - Containerboard and Packaging for Georgia-Pacific Corporation since March 1998. From 1988 to February 1998, Mr. Macadam was a principal with McKinsey & Company, Inc.


   - JEFFRY F. SCHOENBAUM                                Age - 52
     Private Investor                                    Director since 1996

        Mr. Schoenbaum is a private investor and since 1987 has served as Vice President of Nurad Investments, Inc., an investment holding company. He also serves as a member of the board of directors of the Schoenbaum Family Foundation. Mr. Schoenbaum is the brother of Raymond D. Schoenbaum.

   - RAYMOND D. SCHOENBAUM                               Age - 53
     Chairman of the Board                               Director since 1997
     Shoney's, Inc.

        Since April 1995, Mr. Schoenbaum has been President of Schoenbaum Limited, a restaurant management company. Mr. Schoenbaum also has served since March 1996 as the President and Chief Executive Officer of Just Having Fun Restaurants, Inc., a restaurant company currently developing a new restaurant concept in Atlanta, Georgia. From June 1984 to March 1995, he served as the Chairman of the Board of Innovative Restaurant Concepts, Inc., a restaurant management company which owned and operated Rio Bravo, Ray's on the River and Green Hills Grille restaurants. Mr. Schoenbaum sold this company to Applebee's International, Inc. in March 1995. Mr. Schoenbaum was a member of the board of directors of Applebee's International, Inc. from March 1995 to August 1997. He also serves as a member of the board of directors of the Schoenbaum Family Foundation. In June 1998, Mr. Schoenbaum was elected Vice Chairman of the Board and became Chairman of the Board effective January 1, 1999.


   - WILLIAM A. SCHWARTZ                                 Age - 61
     President and Chief Executive Officer               Director since 1997
     FMB Enterprises, Inc.

        Mr. Schwartz is President and Chief Executive Officer of FMB Enterprises, Inc., which he founded in 1988. FMB Enterprises, Inc. manages a portfolio of investments and is also a general partner in Capital Cable, L.P., which owns and operates several cable television systems. Since 1990, Mr. Schwartz has been involved in the ownership and operation of television stations, serving as Chief Executive Officer of Cannell Communications, L.P. from February 1990 to December 1995 and as Chief Executive Officer of First Media Television, L.P. from January 1995 through November 1997. From September 1985 to December 1987, Mr. Schwartz was President and Chief Operating Officer of Cox Enterprises, Inc., a large diversified media company.


   - CARROLL D. SHANKS                                   Age - 72
     Retired Vice Chairman                               Director since 1997
     American General Life & Accident Insurance Company

        Mr. Shanks retired in December 1992 as Vice Chairman of American General Life & Accident Insurance Company. Mr. Shanks has served as a member of the board of directors of Bank of America, a subsidiary of Bank of America, N.A., since May 1992. From April 1993 until June 1996, Mr. Shanks was a member of the board of directors of American Progressive Corporation, an insurance company.

   - FELKER W. WARD, JR.                                 Age - 66
     Chairman of the Board and                           Director since 1998
     Chief Executive Officer
     Pinnacle Investment Advisors, Inc.

        Mr. Ward has served as Chairman of the Board and Chief Executive Officer of Pinnacle Investment Advisors, Inc., an investment advisor, since its formation in April 1994. From December 1992 to July 1996, Mr. Ward also served as Chairman of Ward Bradford & Co., L.P., a financial services company. Since 1979, Mr. Ward has served as the President and Vice Chairman of Concessions International, Inc., an owner and operator of food, beverage, gift and duty-free shops in airports. Mr. Ward has served on the board of directors of Abrams Industries, Inc., a nonresidential construction company, fixture manufacturer and property management company, since 1990 and on the respective boards of directors of Fidelity National Corporation, a bank holding company, since 1997 and AGL Resources Inc., a natural gas distributing utility, since 1988.


   - WILLIAM M. WILSON                                   Age - 51
     President                                           Director since 1997
     Cherokee Equity Corporation

        Mr. Wilson, since 1984, has served as President of Cherokee Equity Corporation, an investment holding company. Since 1979, Mr. Wilson also has served as President of Cherokee Properties, Inc., a real estate investment company.


   - JAMES D. YANCEY                                     Age - 58
     Chief Operating Officer and President               Director since 1998
     Synovus Financial Corp.

        Mr. Yancey served as Vice Chairman of Synovus Financial Corp., a financial services company, from March 1992 until February 1998, at which time he became Chief Operating Officer and President. He also has served as a director of Synovus Financial Corp. since 1978.


WHAT IF A NOMINEE IS UNWILLING OR UNABLE TO SERVE?

        That is not expected to occur. If it does, proxies will be voted for a substitute designated by the Board.


WHAT DOES THE BOARD OF DIRECTORS RECOMMEND?

        The Board recommends that you vote FOR the election of these nominees.

SHONEY'S BOARD OF DIRECTORS
AND COMMITTEES

---------------------------------------------------------------------------


WHAT IS THE STRUCTURE OF THE BOARD OF DIRECTORS?

        Our Board must consist of seven to twelve directors, but the exact number is set by the Board. Our current Board consists of nine directors, all of which are standing for re-election. All directors are elected annually by our shareholders.


HOW ARE DIRECTORS COMPENSATED?

        Directors who also are officers do not receive additional compensation for service on the Board. Directors who are not officers receive a quarterly retainer of $4,000 in addition to $1,000 plus expenses for each Board or committee meeting they attend. Pursuant to our Share Compensation Arrangement for Non-Employee Directors, at least 35% or, at an individual director's election, up to 100% of a director's quarterly fees is to be paid in shares of our stock rather than in cash.

        In addition, non-employee directors receive an option for 5,000 shares upon their election to the Board pursuant to the Shoney's, Inc. Director's Stock Option Plan. Non-employee directors are awarded an additional option for 5,000 shares on the fifth anniversary of the grant of their most recent option under this plan. As of the end of our 1999 fiscal year, there were 7 participants under this plan who held options covering an aggregate of 35,000 shares at exercise prices ranging from $2.25 to $9.50 per share. During our 1999 fiscal year, there were no exercises of options granted under this plan.


HOW OFTEN DID THE BOARD OF DIRECTORS MEET IN FISCAL YEAR 1999?

        The Board met six times during fiscal year 1999. Each director attended more than 75% of the meetings of the Board and of committees of which they were members.


WHAT ARE THE COMMITTEES OF THE BOARD?

        Our Board has the following five standing committees:


                                                           NUMBER OF
NAME OF               FUNCTIONS OF                         MEETINGS IN FISCAL
COMMITTEE & MEMBERS   THE COMMITTEE                        YEAR 1999
-----------------------------------------------------------------------------
EXECUTIVE:            - Exercises the powers of the full          0
  Michael Bodnar,       Board between Board meetings,
    Chairpeson          except it may not:
  Raymond Schoenbaum
  William Schwartz         - Authorize dividends except
  Felker Ward, Jr.           pursuant to a formula
  James Yancey               preapproved by the Board
                           - Submit matters to a vote of
                             shareholders
                           - Fill vacancies on the Board or
                             any of its committees
                           - Amend our charter or adopt,
                             amend or repeal our bylaws
                           - Authorize a plan of merger
                           - Authorize or approve
                             acquisitions of our stock
                             except pursuant to a formula
                             preapproved by the Board
                           - Authorize or approve the
                             issuance or sale of our stock


AUDIT:
  William Schwartz,   - Engages independent auditors              3
    Chairperson       - Reviews audit fees
  Stephen Macadam     - Supervises matters relating to
  William Wilson        internal and external audit
  James Yancey          functions
                      - Reviews and sets internal policies
                        and procedures regarding audits,
                        accounting and other financial
                        controls
                      - Reviews related party transactions





                                    7


                                                           NUMBER OF
NAME OF               FUNCTIONS OF                         MEETINGS IN FISCAL
COMMITTEE & MEMBERS   THE COMMITTEE                        YEAR 1999
-----------------------------------------------------------------------------
HUMAN RESOURCES       - Reviews and oversees personnel            3
AND                     policies
COMPENSATION:         - Monitors results under our
  Carroll Shanks,       affirmative action plans
    Chairperson       - Generally oversees personnel and
  Jeffry Schoenbaum     human resources functions
  Felker Ward, Jr.    - Approves remuneration arrangements
  James Yancey          for executive officers
                      - Reviews compensation plans relating
                        to executive officers and directors,
                        including grants of stock options
                        and other benefits under our
                        compensation plans
                      - Generally reviews employee
                        compensation policies

                      No member of this committee has been
                      our employee at any time and no member
                      has any relationship with either us or
                      our officers requiring disclosure under
                      applicable regulations of the SEC.


FRANCHISE             - Apprises the Board of the concerns        2
RELATIONS:              and suggestions of our franchisees
  William Wilson,     - Acts as an issue resolution committee
    Chairperson         to mediate disputes among franchisees
  Jeffry Schoenbaum     and between franchisees and us
  Carroll Shanks


NOMINATING:           - Considers and recommends nominees for     1
  Raymond Schoenbaum,   director for consideration by the
    Chairman            Board
  William Schwartz    - Although this committee does not
  Felker Ward, Jr.      solicit suggestions for nominees for
                        the Board, suggestions for nominees
                        by security holders accompanied by
                        biographical data will be considered
                        if submitted to our Secretary in
                        accordance with our bylaws


EXECUTIVE COMPENSATION

----------------------------------------------------------------------------

        The following tables discuss the compensation earned by our Chief Executive Officer and our four most highly compensated executive officers in fiscal years 1999, 1998 and 1997. Fiscal year 1999 included 53 weeks compared to 52 weeks for fiscal years 1998 and 1997.

                          SUMMARY COMPENSATION TABLE
                                                                       LONG-TERM
                                    ANNUAL COMPENSATION               COMPENSATION
                                    -------------------               ------------

                                                                 RESTRICTED
                                                 OTHER ANNUAL      STOCK     SECURITIES     ALL OTHER
NAME AND                 FISCAL  SALARY   BONUS  COMPENSATION      AWARDS    UNDERLYING    COMPENSATION
PRINCIPAL POSITION        YEAR    ($)      ($)      ($)(1)          ($)       OPTIONS           ($)
------------------------------------------------------------------------------------------------------
J. Michael Bodnar(5)      1999  509,615   70,000    30,938(2)     55,000(3)     ----          44,278(4)
President and             1998  452,567  300,000     ----          ----       1,000,000       79,117
Chief Executive Officer

Raymond D. Schoenbaum(5)  1999  305,769    ----      ----          ----          ----           ----
Chairman of the Board     1998  166,154    ----      ----          ----          ----           ----

Ronald E. Walker          1999  213,096  223,991     ----          ----          50,000        4,658(6)
President and             1998  185,600  207,520     ----          ----         122,500        3,934
Chief Operating Officer-  1997  153,969   49,896     ----          ----          ----          4,505
Captain D's

Stephen C. Sanders(5)     1999  305,769   54,000    32,520(7)     57,813(8)     200,000       11,265(9)
President and             1998   57,692   34,500     ----          ----         200,000         ----
Chief Operating Officer-
Shoney's Restaurants

Haney A. Long, Jr.        1999  203,846   82,640     ----          ----          10,000        2,145(10)
President and             1998  196,538  172,800     ----          ----         102,500        7,488
Chief Operating Officer-  1997  188,462   47,500     ----          ----          25,000       53,259
Distribution and
Manufacturing

----------------
[FN]
(1) As to "Other Annual Compensation", although executive officers receive perquisites and other personal benefits (e.g., automobiles furnished by Shoney's), the aggregate amount of such perquisites or other personal benefits does not exceed the lesser of $50,000 or 10% of the annual salary and bonus for any of the persons listed in the Summary Compensation Table.
(2) Represents tax equalization bonus paid with respect to the receipt of restricted shares. Mr. Bodnar's employment agreement is described under "Executive Compensation".
(3) Represents the value of 40,000 shares received by Mr. Bodnar pursuant to his employment agreement, with a fair market value on the date of distribution of $55,000 ($1.38 per share).
(4) The amount set forth in "All Other Compensation" includes insurance premiums paid on Mr. Bodnar's behalf pursuant to his employment agreement ($42,307), and reimbursement of certain legal and financial services incurred by Mr. Bodnar ($1,971).
(5) The 1998 compensation amounts set forth for each of Messrs. Bodnar, Schoenbaum and Sanders represent partial year compensation.
(6) Represents amounts paid pursuant to our restaurant group ownership plans established in prior years, in which partnerships composed of employees have acquired up to a 30% interest in groups of restaurants.
(7) Represents tax equalization bonus paid with respect to the receipt of restricted shares pursuant to Mr. Sanders' employment agreement.
(8) Represents the value of 25,000 shares received by Mr. Sanders pursuant to his employment agreement, with a fair market value on the date of distribution of $57,813 ($2.31 per share).
(9) Represents reimbursement of certain financial services incurred by Mr. Sanders ($5,000) and insurance premiums paid on Mr. Sanders' behalf pursuant to his employment agreement ($6,265).
(10)Represents our matching contribution to Mr. Long's account under our 401(k) plan ($1,725) and reimbursement of certain financial services incurred by Mr. Long ($420).

                                         9


                                 OPTION GRANTS IN LAST FISCAL YEAR

                                                                             POTENTIAL REALIZABLE
                                                                               VALUE AT ASSUMED
                                       % OF TOTAL                            ANNUAL RATES OF STOCK
                          NUMBER OF     OPTIONS                             PRICE APPRECIATION FOR
                          SECURITIES   GRANTED TO     EXERCISE                    OPTION TERM
                          UNDERLYING   EMPLOYEES      OR BASE               ----------------------
                           OPTIONS     IN FISCAL       PRICE    EXPIRATION
NAME                       GRANTED       YEAR        ($/SH)(1)     DATE        5%($)      10%($)
----                       -------       ----        ---------     ----        -----      ------
Mr. Walker                 50,000        3.60%        $ 2.75    02/12/2009   $  86,473   $ 219,140

Mr. Sanders               200,000       14.42%        $ 2.31    08/02/2009   $ 290,864   $ 737,106

Mr. Long                   10,000        0.72%        $ 2.75    02/12/2009   $  17,295   $  43,828

----------------
[FN]
(1) The exercise price of the options granted is at least 100% of the fair market value of the shares on the date of grant. The options vest (become exercisable) at a cumulative rate of 20% per year and in full after five years.

                 AGGREGATED FISCAL YEAR-END OPTION VALUES

                                            NUMBER OF SECURITIES UNDERLYING
                                                 UNEXERCISED OPTIONS AT
                                                     FISCAL YEAR-END
                                            -------------------------------
NAME                                         EXERCISABLE     UNEXERCISABLE
----                                        -------------------------------
Mr. Bodnar                                      249,998          750,002

Mr. Schoenbaum                                    ----             ----

Mr. Walker                                       44,500          153,000

Mr. Sanders                                      40,000          360,000

Mr. Long                                         70,680          102,000


        We have never awarded stock appreciation rights to any employee, have no long-term incentive plans, as that term is defined in SEC regulations, and have no defined benefit or actuarial plans covering any of our employees. In addition, no named executive officer held an option that had any value as of the 1999 fiscal year-end.





                                       10



DOES SHONEY'S HAVE ANY EMPLOYMENT CONTRACTS WITH ITS EXECUTIVE OFFICERS?

        Yes. We have an employment agreement with Mr. Bodnar and we had an employment agreement with Mr. Sanders, who resigned as President and Chief Operating Officer of Shoney's Restaurants effective February 22, 2000.


WHAT ARE THE MATERIAL TERMS OF MR. BODNAR'S EMPLOYMENT AGREEMENT?

        Mr. Bodnar's employment agreement expires on December 31, 2000. However, if a "change in control" occurs during the employment term, the term will be extended for two additional years. A "change in control" will occur if:

        - any person acquires more than 50% of our outstanding voting securities;
        - all or substantially all of our assets are sold;
        - our shareholders approve a plan of liquidation or dissolution; or
        - directors who at the beginning of the term constitute the members of the Board cease for any reason, other than at the request or with the concurrence of Mr. Bodnar, to constitute a majority of the Board unless the election, or the nomination for election by our shareholders, of each new director was approved by a majority vote of the directors then still in office who were directors at the beginning of the term of the agreement.

        Pursuant to this agreement, Mr. Bodnar's base salary is determined by the Human Resources and Compensation Committee. This committee, however, may not decrease Mr. Bodnar's base salary below $500,000 per year. Bonuses for Mr. Bodnar are based on a plan to be agreed upon by the Human Resources and Compensation Committee and Mr. Bodnar.

        The agreement also provides that on each of December 31, 1998, 1999 and 2000, Mr. Bodnar will receive 40,000 restricted shares of our stock and will be paid a tax equalization bonus based on the value of the shares received. The agreement also grants him options to purchase 1,000,000 shares of our stock as follows: 500,000 shares at an exercise price of $4.69 per share; 166,667 shares at an exercise price of $5.40 per share; 166,667 shares at an exercise price of $6.50 per share; and 166,666 shares at an exercise price of $7.75 per share.

        If Mr. Bodnar's employment is terminated without cause, he will receive severance pay equal to the greater of an amount equal to the base salary and bonus paid or accrued on his behalf for the 12 months immediately prior to the month in which the termination took place or the amount due Mr. Bodnar for base salary during the balance of the current employment term, including any extension thereof resulting from the occurrence of a change in control. Mr. Bodnar also will receive a formula bonus as set forth in the agreement based upon our most recently completed 12 month period. If Mr. Bodnar's employment is terminated without cause, all stock options held by Mr. Bodnar will become fully vested and exercisable in accordance with their terms for a minimum of 90 days, and his benefits under our benefit plans will continue until the earlier of the expiration of the term of the agreement or such time as Mr. Bodnar is covered or permitted to be covered by benefit plans of another company.





                                       11



        If Mr. Bodnar resigns other than within 90 days of a change in control or is terminated for cause, he will not be entitled to severance payments under the agreement and all stock options that are not vested prior to the effective date of the termination will lapse and be void. Cause for termination includes:

        - willful failure to carry out any material lawful duties assigned to Mr. Bodnar by the Board which duties are commensurate with those of similarly situated employees;
        - breach of fiduciary duty involving personal profit;
        - conviction of any felony, any crime involving our business or any crime resulting in imprisonment;
        - intentional breach of any material provision of the employment agreement; or
        - unsatisfactory performance by Mr. Bodnar of his duties as a result of alcohol or drug abuse.

        In addition to the two-year extension of his employment term after a change in control, Mr. Bodnar, at his option, may terminate his employment within 90 days after the change in control and receive the greater of an amount equal to two times the base salary and bonus paid or accrued on his behalf during the 12 months immediately prior to the month in which the termination took place or the amount due as base salary during the balance of his employment term. In the event of such a termination, all stock options then held by Mr. Bodnar will become fully vested and exercisable in accordance with their terms, and his benefits under our benefit plans will continue until the earlier of the expiration of the term of the agreement or such time as Mr. Bodnar is covered or permitted to be covered by benefit plans of another company.

        Mr. Bodnar's employment agreement terminates upon his death or disability and he is entitled to certain benefits in the event of his termination resulting from disability. The agreement also contains a covenant by Mr. Bodnar not to disclose any of our confidential information or trade secrets and provides that, in the event of his termination for cause or his resignation, Mr. Bodnar may not compete with us within the United States for one year.


DOES SHONEY'S HAVE ANY OTHER AGREEMENTS WITH ITS EXECUTIVE OFFICERS?

        Yes. Shoney's has management retention agreements with Messrs. Long and Walker.


WHAT ARE THE MATERIAL TERMS OF THE MANAGEMENT RETENTION AGREEMENTS?

        Each management retention agreement provides for the payment of two times the respective base salary of each of Messrs. Long and Walker in the event of termination without good cause or resignation for a "good reason" (as defined in the agreement) within a one-year period following a change in control. The agreements also provide that these officers will continue to be covered by our welfare plans for one year following termination of employment as set forth above and, for purposes of our incentive plans, shall be deemed to be a Shoney's employee during that one-year period and shall be given service credit for that period.





                                     12



HUMAN RESOURCES AND
COMPENSATION COMMITTEE REPORT

---------------------------------------------------------------------------


        Filings made by companies with the Securities and Exchange Commission sometimes "incorporate by reference" certain information. This means we are referring you to information that previously has been filed with the SEC and that this information should be considered as part of the filing you are reading. The Human Resources and Compensation Committee Report and Shareholder Return Performance Graph in this Proxy Statement/Annual Report are not incorporated by reference into any other filing with the SEC.


WHAT IS SHONEY'S PHILOSOPHY OF EXECUTIVE COMPENSATION?

        Our compensation philosophy seeks to link individual job performance and support of improved restaurant operations with achievement of strategic business objectives and creation of shareholder value. A critical component of this philosophy is the creation of an aggressive pay-for-performance environment that provides exceptional pay for exceptional performance. We believe this philosophy attracts and retains highly skilled management employees, supports our strategic goals, promotes our operating culture, relates to value creation for our shareholders and provides competitive rewards to employees for outstanding contributions to our overall performance and success.


WHAT ARE THE GOALS OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE?

         The committee has adopted the following goals in its selection and design of executive compensation programs:

         - set target base pay at the 50th percentile of the industry marketplace;
         - link incentive compensation to achievement of specific short-term and long-term business objectives;
         - leverage the compensation mix by emphasizing performance-based variable pay;
         - align management and shareholder interests through the use of equity-based pay;
         - reward long-term, sustainable performance improvements; and
         - align incentive compensation with our key values of food quality, excellent restaurant operations, growth in same-store sales and corporate profitability.





                                      13



DOES THE HUMAN RESOURCES AND COMPENSATION COMMITTEE CONSIDER SALARIES PAID BY OTHER COMPANIES?

        Yes. The committee reviews current market data and compensation trends for comparable companies and gauges achievement of corporate, business unit and individual performance objectives. The committee periodically reviews the overall effectiveness of the program in measuring and rewarding desired performance results in accordance with our short-term and long-term strategic goals and initiatives. The committee considered, among others, the compensation information for the companies included in the S&P Restaurants-500 Stock Index. See "Shareholder Return Performance Graph." The selected peer group used for compensation analysis differs from the S&P Restaurants-500 index used for the Shareholder Return Performance Graph, however, because the committee's intent is to identify companies that have innovative, leading-edge practices in delivering superior compensation for superior performance. Thus, whereas there is some overlap between the two peer groups, the compensation peer group is broader, representing firms both within and outside the restaurant industry.

        In addition, Shoney's engages, as necessary, independent compensation consultants to assist management and the committee in assessing and evaluating the compensation of our officers and the overall structure of our compensation plans. In general, the committee strives to maintain compensation levels consistent with survey-derived medians, and our executive compensation programs, plans and awards within conventional industry standards of reasonableness and competitive necessity.


WHAT ARE THE COMPONENTS OF EXECUTIVE COMPENSATION?

        Our compensation program for executive officers consists of three key elements: base salary, annual incentives and other financial incentives.

        BASE SALARY. The committee strives to maintain base salaries within a range of 15% above or below the position's median base pay compared to the peer group used for compensation analysis. Many factors are included in determining base pay, such as the responsibilities of the officer, the scope of the position, length of service and our ability to pay an appropriate and competitive salary. Executives are eligible for periodic increases in their base pay as a result of individual performance or changes in their duties and responsibilities.

        Our near-term objective is to have base salary account for one-third to one-half of an executive's total direct compensation potential (base salary plus annual incentives plus other financial incentives). During the 1999 fiscal year, there were no base salary increases for the named executive officers, except for Mr. Walker who received a 6.5% increase.

        ANNUAL INCENTIVES. Our annual incentive plan for executive officers is designed to further motivate and reward behaviors that contribute to the achievement of business objectives while emphasizing growth in same-store sales and corporate profit. At the beginning of each year, specific performance goals are established for Shoney's, each business unit and individual employees. These goals are weighted based upon the executive's responsibilities and ability to impact performance.





                                      14



        Target award opportunities under the 1999 plan ranged from zero to 100% of base salary, depending on job level, responsibility and accountability. The 1999 plan provided for pay-outs less than the target amount and for maximum awards of 150% of base salary.

        The 1999 plan aligned incentive bonuses with performance improvements through the establishment of target award opportunities for Shoney's and business unit performance. The committee and Shoney's have determined that improvement in EBITDA (earnings before interest, taxes, depreciation and amortization) is the appropriate value driver for performance measurement and one that translates into earnings per share growth.

        The committee also considered individual performance criteria based upon a judgmental assessment of the achievement of individual performance objectives in determining the 1999 fiscal year bonus payment amounts. These individual performance objectives generally constituted 20% to 50% of the total award opportunity available to the senior executive group and are specifically linked to excellence in operations, profit, integrity, respect for others and accomplishing agreed-upon individual objectives.

        In accordance with the terms of the 1999 plan, the eligible named executive officers were paid annual incentive amounts as follows: Mr. Bodnar, $70,000; Mr. Walker, $223,991; Mr. Long, $82,640; Mr. Sanders,
$54,000. The target incentive payments to these officers for the 1999 fiscal year were $1,213,000, while the actual incentive payments were $430,631. Messrs. Walker, Long and Sanders received aggregate annual incentive payments for the 1999 fiscal year of $360,631, compared to aggregate annual incentive payments in the 1998 fiscal year for these same individuals of $414,820.

        All bonus pay-outs for fiscal year 1999 were made 65% in cash and 35% in shares of our stock.

        OTHER FINANCIAL INCENTIVES. Shoney's has utilized stock options and stock awards to motivate and reward performance that achieves long-term business objectives. The committee believes that stock options have been and remain an excellent vehicle for providing long-term financial incentives for management. Because the option exercise price for employees is equal to or greater than the fair market value of the shares on the date of grant, employees recognize a gain only if the value of the shares increases. Thus, employees with stock options are rewarded for their efforts that improve shareholder value.

        During the 1999 fiscal year, options for 782,150 shares of our stock were granted to 31 officers (including options for 260,000 shares granted to the named executive officers). Generally, option exercise prices are set at 100% of fair market value on the date of grant, options vest at 20% per year and the options expire after 10 years. Stock options granted to Mr. Bodnar pursuant to his employment agreement were granted at or above market value and vest at 25% per year.


WHAT WAS THE CHIEF EXECUTIVE OFFICER'S COMPENSATION IN THE 1999 FISCAL YEAR?

        Mr. Bodnar received a base salary of $509,615 in fiscal year 1999. This base salary was approximately 92% of his total cash compensation. Mr. Bodnar was granted an annual incentive





                                        15



bonus of $70,000 to be paid 65% in cash and 35% in shares of our common stock. Mr. Bodnar elected to defer payment of this bonus until calendar year 2000. Certain stock options and restricted stock granted to Mr. Bodnar were determined previously pursuant to his employment agreement. See "Executive Compensation".


HOW ARE THE LIMITATIONS ON DEDUCTIBILITY OF COMPENSATION HANDLED?

        Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid by publicly held corporations to $1 million per employee. The $1 million limitation generally does not apply to compensation based on performance goals if certain requirements are met. Shoney's believes our stock incentive plans and payments of target incentive payments are "performance-based" and satisfy Section 162(m).

        The committee intends for all compensation paid to our executives to be fully deductible under federal tax laws and intends to take such steps as are necessary to ensure continuing deductibility.

        This report on executive compensation for the 1999 fiscal year has been furnished by the members of the Human Resources and Compensation
Committee:

        - Carroll D. Shanks (Chairperson)
        - Jeffry F. Schoenbaum
        - Felker W. Ward, Jr.
        - James D. Yancey





                                       16



SHAREHOLDER RETURN
PERFORMANCE GRAPH

---------------------------------------------------------------------------


        This graph compares the yearly percentage change in the return on the shares of our common stock (assuming reinvestment of dividends) with the Standard & Poor's 500 Stock Index and the Standard & Poor's Restaurants-500 Stock Index for the last five years.


MEASUREMENT PERIOD                            S&P              S&P
(FISCAL YEAR COVERED)    SHONEY'S, INC.       500           RESTAURANTS
1994                      100                100             100
1995                       66.67             125.49          141.91
1996                       50.84             155.03          150.65
1997                       32.92             211.94          160.87
1998                       14.17             244.50          218.20
1999                        9.59             315.83          257.89

--------------------
[FN]

(1) Return is measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the Share price at the end and beginning of the measurement period; by (ii) the Share price at the beginning of the measurement period. The measurement period in the graph set forth above begins on the last trading day of October 1994. The closing price on that date is the base amount, with cumulative returns for each subsequent twelve-month period measured as a change from that base. The cumulative return for each twelve-month period is calculated in relation to the base amount as of the last trading day of the Company's fiscal year.






                                         17


STOCK OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

---------------------------------------------------------------------------


        This table shows how much of our common stock is owned by persons, other than our directors and executive officers, who, as of January 27, 2000, were known to management to be the beneficial owners of more than 5% of our outstanding common stock. We have no other class of equity securities outstanding.

NAME AND ADDRESS OF BENEFICIAL OWNER            SHARES BENEFICIALLY OWNED       PERCENT OF CLASS
------------------------------------------------------------------------------------------------
R.L. Danner
  2 International Plaza, Suite 510                     4,249,303(1)                   8.4%
  Nashville, TN  37217

Chase Manhattan Corporation                            4,243,459(2)                   8.4%
  270 Park Avenue
  New York, NY  10017

Dimensional Fund Advisors Inc.                         3,045,762(3)                   6.0%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA  90401

Loomis, Sayles & Company, L.P.                         4,698,761(4)                   9.3%
  One Financial Center
  Boston, MA  02111

------------------------
[FN]
(1) Includes 83,068 shares owned by Mr. Danner's wife and 7,101 shares held in trust for Mr. Danner's son, over which Mr. Danner's wife has sole voting and dispositive power. Mr. Danner has sole voting and dispositive power over 4,159,134 shares and shared voting and dispositive power over 90,169 shares. The information regarding shares beneficially owned is based on the Schedule 13D filed by Mr. Danner with the SEC on March 26, 1997.

(2) Chase Manhattan Bank Delaware, Chase Manhattan Private Bank, National Association, and Chase Manhattan Bank are subsidiaries of Chase Manhattan Corporation, a holding company. Chase Manhattan Corporation has disclaimed beneficial ownership of all 4,243,459 shares. Chase Manhattan Bank Delaware has sole voting power over 3,098,730 shares, shared voting power over 308,508 shares, sole dispositive power over 3,116,338 shares and shared dispositive power over 290,900 shares. Chase Manhattan Private Bank, National Association, has shared voting and dispositive power over 432,902 shares and sole dispositive power
        over 343,319 shares.   Chase Manhattan Bank has shared dispositive
        power over 60,000 shares. The information regarding shares beneficially owned is based upon the Schedule 13G jointly filed by Chase Manhattan Corporation, Chase Manhattan Bank Delaware, Chase Manhattan Private Bank, National Association, and Chase Manhattan Bank with the SEC on February 14, 2000.

(3) Dimensional Fund Advisors Inc. is a registered investment advisor which has sole voting power and sole dispositive power with respect to all 3,045,762 shares. The information regarding shares beneficially owned is based upon the Schedule 13G filed by Dimensional Fund Advisors with the SEC on February 3, 2000.

(4) Loomis, Sayles & Company, L.P. is a registered investment advisor. Loomis, Sayles & Company's beneficial ownership is based upon its ownership of securities that are convertible into shares. Loomis, Sayles & Company has sole voting power with respect to 4,009,528 shares and shared voting power with respect to 383,619 shares. Loomis, Sayles & Company has shared dispositive power with respect to all 4,698,761
        shares.   The information regarding shares beneficially owned is based upon the Schedule 13G filed by Loomis, Sayles & Company with the SEC on February 3, 2000.

                                          18


        The following table sets forth the number of shares of our common stock directly or indirectly beneficially owned, as of January 27, 2000, by all directors and nominees for director, our chief executive officer and our four most highly compensated executive officers other than the chief executive officer who were serving as executive officers at the end of the 1999 fiscal year, and by all current directors and executive officers as a group, together with the percentage of the outstanding shares of our common stock which such ownership represents. Unless otherwise indicated, beneficial ownership consists of sole voting and dispositive power based on 50,515,011 shares of common stock issued and outstanding as of January 27, 2000.



                                                                    PERCENT OF
NAME OF BENEFICIAL OWNER            SHARES BENEFICIALLY OWNED(1)    CLASS
------------------------------------------------------------------------------
J. Michael Bodnar                   1,046,843(2)                    2.05%
Haney A. Long, Jr.                    117,395                       *
Stephen E. Macadam                      6,360                       *
Stephen C. Sanders                    121,672                       *
Jeffry F. Schoenbaum                  591,375(3)                    1.17%
Raymond D. Schoenbaum                 923,637(4)                    1.83%
William A. Schwartz                    26,306                       *
Carroll D. Shanks                      25,570                       *
Ronald E. Walker                      219,984                       *
Felker W. Ward, Jr.                    33,183                       *
William M. Wilson                      24,751                       *
James D. Yancey                       107,649(5)                    *
All current directors and           3,820,210                       7.41%
executive officers as a group
(22 persons)

------------------
[FN]

*       Less than 1%.

(1) Includes shares subject to options to purchase shares which are exercisable or become exercisable within 60 days of the date hereof, and are held by the following persons: J. Michael Bodnar (499,999), Haney A. Long, Jr. (90,173), Stephen C. Sanders (40,000), Jeffry F. Schoenbaum (3,000), William A. Schwartz (2,000), Carroll D. Shanks (2,000), Ronald E. Walker (79,000), Felker W. Ward, Jr. (2,000),
        William M. Wilson (2,000) and James D. Yancey (2,000). Such shares are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

(2) Includes 446,844 shares owned directly and 100,000 shares owned indirectly by Mr. Bodnar.

(3) Includes 17,340 shares held by Chase Manhattan Bank as custodian for Mr. Schoenbaum's children, 2,953 shares held by Mr. Schoenbaum's wife, 432,902 shares held in a trust for the benefit of Mr. Schoenbaum, 2,823 held in a revocable trust with Mr. Schoenbaum and his wife as co-trustees, and 35,750 shares owned by the Schoenbaum Family Foundation, of which Mr. Schoenbaum is a director. Mr. Schoenbaum disclaims beneficial ownership of the shares owned by the Schoenbaum Family Foundation.

(4) Includes 290,900 shares held in a trust for the benefit of Mr. Schoenbaum, 10,267 shares owned by Mr. Schoenbaum's wife, 50,100 shares held by Mr. Schoenbaum as custodian for his son, an aggregate of 7,569 shares held in trusts for the benefit of Mr. Schoenbaum's sons and 35,750 shares owned by the Schoenbaum Family Foundation, of which Mr. Schoenbaum is a director. Mr. Schoenbaum disclaims beneficial ownership of the shares owned by the Schoenbaum Family Foundation.

(5)     Includes 5,649 shares owned by Mr. Yancey's wife.

                                        19

SECTION 16(a) BENEFICIAL
OWNERSHIP REPORTING COMPLIANCE

---------------------------------------------------------------------------


        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the New York Stock Exchange reports of ownership and changes in ownership of our common stock. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all
Section 16(a) forms they file. Based solely on a review of the copies of these reports furnished to us or written representations that no other reports were required, we believe that during fiscal year 1999 all of our directors, executive officers and greater than 10% beneficial owners complied with these requirements.



CERTAIN TRANSACTIONS

---------------------------------------------------------------------------


        Except as disclosed under "Executive Compensation," and except as set forth below, our executive officers, directors and director nominees did not have significant business relationships with us which would require disclosure under applicable SEC regulations and no such transactions are anticipated during the 2000 fiscal year.

        We lease real estate for the operation of one of our Shoney's restaurants in Charlotte, North Carolina from SSI, a joint venture, of which Mr. Bodnar is a 12.5% owner. The lease provides for annual rental of $60,000, plus additional rent equal to 6.0% of the restaurant's gross sales over $1.0 million. The lease expires on October 31, 2002, but we have the option to extend the term of the lease for an additional five-year period. During the 1999 fiscal year, we paid SSI aggregate rent of $66,353. We consider this lease to be comparable in terms to other leases with unaffiliated third parties.

        We lease real estate for the operation of our Texarkana, Arkansas Shoney's restaurant from PAB Realty, of which Mr. Bodnar is a 50% owner. The lease provides for annual rental of $70,800, plus additional rent equal to 5.5% of the restaurant's gross sales over a level determined in accordance with the lease. The lease expires on April 30, 2007, but we have the option to extend the lease term for up to two additional five-year periods. During the 1999 fiscal year, we paid PAB Realty aggregate rent of $70,800. We consider this lease to be comparable in terms to other leases with unaffiliated third parties.

        Stephen C. Sanders, who was an executive officer during fiscal year 1999, indirectly operates three franchised Shoney's restaurants. When Mr. Sanders was employed by us in 1998, his retention of these franchises was reviewed and approved by our Audit Committee. The restaurants are operated





                                      20



pursuant to our standard franchise agreements that would be entered into with unaffiliated third parties. In addition, these units purchase goods and equipment from us at the same prices and upon the same terms as those given to other unaffiliated franchisees. During the 1999 fiscal year, Mr. Sanders' restaurants paid royalties to us in the amount of $159,965 and made purchases from us in the amount of $1,673,666. It is anticipated that such payments and purchases will continue throughout the terms of the franchise agreements which expire (with the option of the franchisee to renew for an additional 20-year term) in 2008, 2014 and 2015, respectively.


INDEPENDENT AUDITORS

---------------------------------------------------------------------------


        Ernst & Young LLP has served as our independent auditors since 1970. The Board normally engages independent auditors for the year at its March meeting. For that reason, at this time, no independent auditors have been engaged for the current fiscal year. It is expected, however, that Ernst & Young LLP will be retained as our independent auditors for the current fiscal year.

        Representatives of Ernst & Young LLP have been requested to attend the annual meeting. These representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.


PROXY SOLICITATION

----------------------------------------------------------------------------


        Proxies are being solicited by and on behalf of the Board of Directors of Shoney's, Inc. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by us. In addition to solicitation by use of the mails, proxies may be solicited by our directors, officers and employees in person or by telephone, telegram or other means of communication. Our directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with any solicitation. Arrangements also will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners of shares held of record by such persons, and we may reimburse those custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.





                                       21



SHAREHOLDER PROPOSALS
FOR 2001 ANNUAL MEETING

---------------------------------------------------------------------------


        To be considered for inclusion in our proxy materials relating to the 2001 annual meeting of shareholders, shareholder proposals must be submitted by eligible shareholders who have complied with the relevant regulations of the SEC and must be received no later than October 27, 2000. In addition, if we are not notified of a shareholder proposal by January 10, 2001, then the proxies held by our management may provide the discretion to vote against such shareholder proposal, even though the proposal is not discussed in the proxy materials sent in connection with the 2001 annual meeting of shareholders. Shareholder proposals should be mailed to Richard D. Schafstall, Senior Vice President, General Counsel and Secretary, Shoney's, Inc., 1727 Elm Hill Pike, Nashville, Tennessee 37210.


OTHER BUSINESS

--------------------------------------------------------------------------


        Our management is not aware of any other matters to be brought before the annual meeting. However, if any other matters are properly brought before the annual meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.


AVAILABILITY OF FORM 10-K

-------------------------------------------------------------------------


        UPON THE WRITTEN REQUEST OF ANY RECORD HOLDER OR BENEFICIAL OWNER OF THE SHARES OF OUR COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING, WE WILL PROVIDE, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31, 1999, TOGETHER WITH FINANCIAL STATEMENTS AND SCHEDULES, AS FILED WITH THE SEC. REQUESTS SHOULD BE MAILED TO RICHARD
D. SCHAFSTALL, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, SHONEY'S, INC., 1727 ELM HILL PIKE, NASHVILLE, TENNESSEE 37210.





                                        22



     The Annual Report to Shareholders that accompanied the proxy materials is omitted from this filing as it does not constitute "soliciting material." Copies of the Annual Report to Shareholders have been mailed to the Commission pursuant to Rule 14a-3(c).


                                                                 APPENDIX A

      PROXY                                                     PROXY
                                SHONEY'S, INC.
                 FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON MARCH 28, 2000

                  THIS PROXY IS SOLICITED BY AND ON BEHALF OF
                     THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned holder of Common Stock, $1.00 par value per share, ("Common Stock") of Shoney's, Inc. (the "Company") hereby appoints J. Michael Bodnar and David L. Gilbert as proxy for the undersigned to attend, vote and act for and on behalf of the undersigned at the annual meeting of shareholders of the Company to be held AT THE FIRST AMERICAN CENTER FIFTH FLOOR AUDITORIUM, 300 UNION STREET, NASHVILLE, TENNESSEE ON TUESDAY, MARCH 28, 2000 (THE "MEETING") AT 9:00 A.M. (LOCAL TIME), and at any adjournments thereof, and hereby revokes any proxy previously given by the undersigned.

The Common Stock represented by this proxy will be voted in accordance with any choice specified in this proxy. IF NO SPECIFICATION IS MADE, THE PERSONS NAMED ON THE REVERSE SIDE WILL VOTE SUCH COMMON STOCK FOR THE ELECTION OF THE DIRECTORS NAMED IN THIS PROXY.

If this proxy is not dated, it shall be deemed to be dated on the date on which this proxy was mailed by the Company.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                              SHONEY'S, INC.
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  [ ]


1.  ELECTION OF DIRECTORS -                            For  Withhold  For All
    NOMINEES:                                          All    All    (Except*)
    01 J. Michael Bodnar,    02 Stephen E. Macadam,    [ ]    [ ]       [ ]    2.  In their discretion, the
    03 Jeffry F. Schoenbaum, 04 Raymond D. Schoenbaum                              Proxies are authorized
    05 William A. Schwartz   06 Carroll D. Shanks,                                 to vote on any variation
    07 Felker W. Ward, Jr.   08 William M. Wilson,                                 of or amendments to the
    09 James D. Yancey                                                             foregoing matter proposed
                                                                                   at the Meeting or any
                                                                                   adjournment thereof; and
                                                                                   on any other matters that
                                                                                   may properly come before
                                                                                   the Meeting or any
                                                                                   adjournment thereof.

---------------------
[FN]
(*Instructions: Strike a line through the nominee's name in the list above and write the nominee's name on the line above.)

                                                Dated:________________, 2000


                                           ----------------------------------
                                           Name of Shareholder (please print)


                                           ---------------------------------
                                           Signature of Shareholder

This proxy must be signed by the shareholder or such shareholder's attorney, duly authorized in writing, or if the shareholder is a corporation, by an officer or attorney thereof duly authorized. Signatures should correspond with the name printed hereon. Where two or more persons are named, all should sign.